Exhibit 7(a)


                                                               EXECUTION VERSION



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                             STOCKHOLDERS AGREEMENT

                                   DATED AS OF

                                SEPTEMBER 9, 1996

                                  BY AND AMONG

                         HEALTH SCIENCE PROPERTIES, INC.

                  HEALTH SCIENCE PROPERTIES HOLDING CORPORATION

                                       AND

                              AEW PARTNERS II, L.P.

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                                TABLE OF CONTENTS

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 BACKGROUND....................................................................................  1
          1.       Sales By Stockholder........................................................  1
                   1.1      Tag-Along Rights...................................................  1
                   1.2      Investor's Exercise of Tag-Along Rights.  .........................  2
                   1.3      Consummation of Sale by Investor...................................  2
                   1.4      Subsequent Offerings...............................................  3
                   1.5      Exclusions to Tag-Along Rights.....................................  3
                   1.6      Non-Exercise of Tag-Along Rights...................................  3
          2.       Rights Upon Non-Conforming Transfers........................................  3
                   2.1      Non-Conforming Transfers...........................................  3
          3.       Bring-Along Rights..........................................................  4
                   3.1      Exercise of Rights.................................................  4
                   3.2      Price and Terms of Sale............................................  4
                   3.3      No Encumbrances....................................................  5
          4.       Election of Directors.......................................................  5
                   4.1      Directors of the Company...........................................  5
                   4.2      Directors of Subsidiary............................................  5
                   4.3      Further Assurances.................................................  5
                   4.4      Resignation........................................................  5
          5.       Legended Certificates.......................................................  6
                   5.1      Legend.............................................................  6
                   5.2      Removal of Legend..................................................  6
                   5.3      Notation in Stock Transfer Records.................................  6
                   5.4      Transferees' Execution of Stockholders Agreement...................  7
          6.       Representations and Warranties..............................................  7
                   6.1      Representations and Warranties of Stockholder......................  7
                   6.2      Representations and Warranties of the Company......................  7
                   6.3      Representations and Warranties of Investor.........................  8
          7.       Miscellaneous...............................................................  9
                   7.1      Termination........................................................  9
                   7.2      Notices............................................................ 10
                   7.3      Costs of Enforcement............................................... 10
                   7.4      Successors and Assigns............................................. 10
                   7.5      Governing Law...................................................... 11
                   7.6      Execution in Counterparts.......................................... 11
                   7.7      Incorporation of Exhibits and Schedules by Reference............... 11
                   7.8      Entire Agreement; Amendment........................................ 11
                   7.9      Binding Effect..................................................... 11
                   7.10     Further Assurances................................................. 11

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                             STOCKHOLDERS AGREEMENT


         This STOCKHOLDERS AGREEMENT (the "Agreement") is entered into as of this 9th day of September, 1996 by and among HEALTH SCIENCE PROPERTIES, INC., a Maryland corporation (the "Company"), HEALTH SCIENCE PROPERTIES HOLDING CORPORATION, a Maryland corporation, the undersigned holder of Common Stock, par value $.01 per share, of the Company ("Common Stock") ("Parent" or "Stockholder") and AEW PARTNERS II, L.P., a Delaware limited partnership ("Investor"). All capitalized terms not otherwise defined herein shall have the meaning given such term in the Series V Convertible Preferred Stock Purchase Agreement, dated September 9, 1996, between the Company and the Investor (the "Investor Stock Purchase Agreement").

                                   BACKGROUND

            A. Concurrently herewith, the Investor is acquiring from the Company shares of Series V Convertible Preferred Stock of the Company (the "Series V Preferred Stock") on the terms and conditions set forth in the Investor Stock Purchase Agreement.

            B. The Investor has required as a condition to the purchase of the Series V Preferred Stock that the Company and the Parent enter into this Agreement.

            C. The Company and the Stockholder wish to induce the Investor to purchase the Series V Preferred Stock by offering the Investor the opportunity to participate, upon the terms and conditions set forth in this Agreement, in certain sales of the Common Stock made by the Stockholder and the opportunity to effect a sale of the Company upon the occurrence of certain conditions.

                   ACCORDINGLY, THE COMPANY, THE INVESTOR AND
                      STOCKHOLDER HEREBY AGREE AS FOLLOWS:

         1. Sales By Stockholder.
            ---------------------

            1.1 Tag-Along Rights. Prior to the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended (the "Act"), Stockholder will not transfer any shares of any class of the Common Stock now owned or hereafter acquired by such Stockholder, except as specifically provided in this Agreement. Should Stockholder receive one or more written bona fide offers (each, a "Purchase Offer") to purchase or acquire any of the shares of the Common Stock of the Company of which such Stockholder is then the owner, and should such Stockholder accept or determine to accept such Purchase Offer, then such Stockholder promptly (but not later than five Business Days after receiving such offer) shall give written notice (the "Purchase Notice") to the Company and the Investor of the material terms and conditions of such Purchase Offer,


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including the proposed date of consummation of sale, which shall be no earlier than 20 Business Days after receipt by the Company and the Investor of the Purchase Notice.

            1.2 Investor's Exercise of Tag-Along Rights. If the Investor, within five Business Days after receipt of the Purchase Notice, delivers written notice (the "Acceptance Notice") to the Stockholder and the Company of the Investor's election to participate in such Stockholder's sale of Common Stock pursuant to the specified terms and conditions of such Purchase Offer, then the Stockholder shall reduce the number of shares of Common Stock which such Stockholder may sell pursuant to such Purchase Offer by the number determined pursuant to paragraph (i) below and shall make any arrangements necessary to include such number of shares owned by the Investor in the purchase or acquisition referred to in the Purchase Notice. The right of participation of the Investor shall be subject to the following terms and conditions:

                (i) The Stockholder shall include in its sale pursuant to the Purchase Notice that number of shares owned by the Investor that is equal to the product obtained by multiplying (a) the aggregate number of shares of Common Stock covered by the Purchase Offer by (b) a fraction, the numerator of which is the number of shares of Common Stock into which the shares of Series V Preferred Stock owned by the Investor would be converted pursuant to the Company's Charter, including any adjustments under the terms of the Charter (an "As Converted Basis"), and the denominator of which is the sum of shares of Common Stock (a) that are or could be owned on an As Converted Basis at the time by the Investor, (b) that are then owned by such selling Stockholder and (c) that are then owned by all others exercising rights of co-sale in connection with such Purchase Offer.

                (ii) Before consummation of the sale, the Investor shall deliver to such selling Stockholder one or more certificates free and clear of all liens and encumbrances, properly endorsed for transfer, which represent (a) the number of shares of Common Stock which the Investor elects to sell pursuant to this
Section 1.2 or (b) the number of shares of Series V Preferred Stock which is at such time convertible into the number of shares of Common Stock which the Investor elects to sell pursuant to this Section 1.2; provided, however, that if the purchase offeror objects to the delivery of Series V Preferred Stock in lieu of Common Stock, the Investor may, in accordance with the Charter, convert into Common Stock up to that number of shares of Series V Preferred Stock which is at such time convertible into the number of shares of Common Stock which Investor elects to sell pursuant to this Section 1.2, which exercise will be deemed to occur simultaneously with, and only upon, the closing of such sale to the purchase offeror in accordance with Section 1.3 below. Should the Investor elect such contingent exercise, the Company will use its reasonable best efforts to provide representative Common Stock share certificates representing such shares at such closing.

            1.3 Consummation of Sale by Investor. The delivery of the stock certificate by such Stockholder to the purchase offeror in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Purchase Notice to the


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Investor, and the payment by the purchase offeror to the Investor and such
Stockholder of that portion of the consideration to which the Investor and such Stockholder are respectively entitled by reason of their participation in such sale shall occur simultaneously at a closing at the principal office of the Company, or such place as the selling and purchasing parties may agree, at a time and at a date mutually agreeable to all of the selling and purchasing parties.

            1.4 Subsequent Offerings. The exercise or nonexercise of the rights of the Investor hereunder to participate in one or more sales of Common Stock made by any Stockholder shall not affect adversely the rights of the Investor to participate in subsequent Common Stock sales by such Stockholder or any other stockholder.

            1.5 Exclusions to Tag-Along Rights. The participation rights of the Investor shall not pertain or apply to (i) any sale pursuant to a registration statement under the Act, (ii) any subsequent transfer by transferees acquiring shares in a transaction in connection with which the Investor had co-sale rights hereunder, (iii) any sales or transfers of Common Stock or securities convertible into Common Stock to an affiliate (as defined in Rule 12b under the Securities Exchange Act of 1934) of any Stockholder, or (iv) any sales or transfers by a Stockholder who is a natural person to (x) such Stockholder's Immediate Family, or (y) a trust for the benefit of a Stockholder's Immediate Family; provided that in the case of a sale or transfer pursuant to clause (iii) or (iv) above, such pledgee or transferee shall furnish the Investor with a written agreement to be bound by and to comply with all provisions of this Agreement applicable to such Stockholder. For purposes of this Agreement "Immediate Family" shall mean a stockholder's siblings, spouse, ancestors and descendants.

            1.6 Non-Exercise of Tag-Along Rights. If the Investor does not deliver the Acceptance Notice or does not otherwise exercise its rights as contemplated by Section 1.2, then the Stockholder shall be free, for period of 90 days, to sell up to the number of shares specified in the Purchase Notice at a price no greater than the price set forth in the Purchase Notice and on terms not materially more favorable to such Stockholder than those set forth herein.

         2. Rights Upon Non-Conforming Transfers.
            -------------------------------------

            2.1 Non-Conforming Transfers. In the event any Stockholder should sell any Common Stock in contravention of the participation rights of the Investor under this Agreement (a "Non-Conforming Transfer"), the Investor shall have the option to sell to such Stockholder a number of shares of Common Stock (or shares of Series V Preferred Stock convertible into such Common Stock) equal to the number of shares the Investor should have been able to sell in connection with the sale by such Stockholder on the following terms and conditions:


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                (i) The price per share which the shares of Common Stock are to be sold to such Stockholder shall be equal to the price per share paid to such Stockholder by the third-party purchasers of such Stockholder's Common Stock;

                (ii) The Investor shall deliver to such Stockholder, within sixty days after receiving notice from such Stockholder or otherwise becoming aware of the NonConforming Transfer, the certificate or certificates free and clear of all liens and encumbrances representing shares to be sold, each certificate being properly endorsed for transfer;

                (iii) Such Stockholder, upon receipt of the share certificates delivered pursuant to Section 2.1(ii) above, promptly shall pay in cash (regardless of the form of consideration paid to such Stockholder by the third-party purchaser), the aggregate Section 2.1 purchase price therefor, and shall reimburse the Investor for any out-of-pocket additional expenses, including reasonable legal fees and expenses, reasonably incurred in effecting such purchase and resale.

         3. Bring-Along Rights.
            -------------------

            3.1 Exercise of Rights. If the Company has insufficient cash (and insufficient access to funds) to fully redeem all shares owned by Investor and required to be redeemed following a "Trigger Event" (as defined in the Company's Charter) and at least $1,000,000 is owed but unpaid by the Company to Investor in connection with such required redemption, then, in connection with any transaction or series of transactions, other than a transfer to an Affiliate of Investor, involving the sale or other transfer of beneficial ownership of 80% or more of the number of shares of Common Stock or Series V Preferred Stock held by Investor ("Investor Shares"), upon giving 30-days written notice thereof to the other Stockholders (the "Noninitiating Stockholders"), each Noninitiating Stockholder shall tender for transfer that number of shares owned by such Noninitiating Stockholder which is determined by multiplying the total number of shares owned by such Noninitiating Stockholder by a fraction, the numerator of which is the aggregate number of Investors Shares actually to be transferred in the proposed transaction and the denominator of which is the aggregate number of Investor Shares (as calculated immediately prior to such Proposed Transaction).

            3.2 Price and Terms of Sale. Any such participation by the Noninitiating Stockholder shall be at the same price per share (in form and amount) applicable to the sale of Investor Shares and otherwise shall be on the same terms and conditions (including any with respect to deferral of payment in whole or in part and any option as to the form and amount of consideration to be received) as are applicable to Investor; provided, that the Noninitiating Stockholders shall not be required to (a) make any representation or warranty to any person in connection with such transaction other than as to (i) good title and the absence of liens and encumbrances with respect to such Noninitiating Stockholder's shares, (ii) the corporate or other existence of such Noninitiating Stockholder and (iii) the authority


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for and the validity and binding effect of, and the absence of any conflicts under the charter documents and material agreements of such Noninitiating Stockholder as to, any agreements entered into by such Noninitiating Stockholder in connection with such sale or (b) provide any indemnities in connection with such transaction except for a breach of the above representations and warranties.

            3.3 No Encumbrances. Stockholder shall deliver certificates representing such Stockholder's Shares free and clear of all liens or encumbrances (other than this Agreement) in connection with disposition pursuant to Section 3.1.

         4. Election of Directors.
            ----------------------

            4.1 Directors of the Company. The parties acknowledge that the holders of Series V Preferred Stock have a right to elect directors as set forth in the Company's charter and desire to provide rights to the Investor in the event all Series V Preferred Stock is converted to Common Stock. Accordingly, as long as the Investor owns Common Stock representing more than 15% of the outstanding Voting Securities the Investor shall be entitled to include two nominees on the Company management slate of directors, and as long as the Investor owns Common Stock representing more than 7% of the Voting Securities, the Investor shall be entitled to include one nominee on the Company management slate of directors. At all meetings of stockholders of the Company at which directors are to be elected and in all actions by written consent to elect such directors, the Stockholders and the Investor will vote their Common Stock, or give their proxy to vote their Common Stock, for the nominees on the management slate of directors recommended to the stockholders. This is intended to be a power coupled with an interest and to constitute an irrevocable proxy.

            4.2 Directors of Subsidiary. As long as the Investor owns Series V Preferred Stock or Common Stock issued upon conversion thereof representing more than 15% of the outstanding Voting Securities the Investor shall be entitled to include one nominee on the Board of Directors of Subsidiary. The Company, as the sole stockholder of Subsidiary, shall take all actions necessary to cause the election of such nominee.

            4.3 Further Assurances. The parties agree to take appropriate action, if necessary, to comply with the requirements of the Maryland General Corporation Law to make the provisions set forth at Sections 4.1 and 4.2 valid and enforceable, including without limitation, to enter into a voting trust agreement. For purposes of this Agreement, "Voting Securities" shall mean: (1) the outstanding shares of Common Stock and (ii) securities of the Company convertible into or exchangeable for such securities, in all cases determined on an As Converted Basis.

            4.4 Resignation. No later than 10 days following the date on which the Investor owns Common Stock issued or issuable upon conversion of Series V Preferred Stock representing less than 15% of the outstanding Voting Securities, the Investor shall cause one director elected or nominated by it to resign from the Company's board of directors and all


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committees thereof and from the Subsidiary's board of directors and all committees thereof, and such vacancies shall be filled in accordance with the bylaws of the Company and the Subsidiary, as the case may be. No later than 10 days following the date on which the Investor owns Common Stock issued or issuable upon conversion of Series V Preferred Stock representing less than 7% of the outstanding Voting Securities, the Investor shall cause all directors elected or nominated by it to resign from the Company's board of directors and all committees thereof and for the Subsidiary's board of directors and all committees thereof, and such vacancies shall be filled in accordance with the bylaws of the Company and the Subsidiary, as the case may be.

         5. Legended Certificates.
            ----------------------

            5.1 Legend. Each certificate representing shares of the Common Stock or Preferred Stock of the Company now or hereafter owned by Stockholder shall be endorsed with substantially the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, A TAG-ALONG RIGHT AND A BRING-ALONG RIGHT
            WHICH MAY REQUIRE DISPOSITION OF THE SECURITIES UNDER CIRCUMSTANCES AND ON THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS AGREEMENT DATED SEPTEMBER 9, 1996 BY AND AMONG THE HOLDER HEREOF, THE OTHER STOCKHOLDERS NAMED THEREIN, THE CORPORATION AND AEW PARTNERS II, L.P., A COPY OF WHICH IS ON FILE WITH THE OFFICE OF THE SECRETARY OF THE COMPANY. NO TRANSFER OF THE CORPORATION'S COMMON STOCK WILL BE MADE ON THE CORPORATION'S BOOKS UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT, A COPY OF WHICH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

            5.2 Removal of Legend. The legend described in Section 5.1 above shall be removed upon termination of this Agreement in accordance with the provisions of Section 7.1.

            5.3 Notation in Stock Transfer Records. The Company shall make appropriate notation in its stock transfer records of the restriction on transfer provided for in this Agreement.


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            5.4 Transferees' Execution of Stockholders Agreement. As a condition to any transfer of shares of Common Stock, securities convertible into Common Stock or options exercisable for Common Stock by Stockholder (other than a transfer described in Section 1.5(i) or (ii)), the Company and Stockholder shall cause the transferee of such securities to enter into a counterpart of this Agreement (and if such transferee is a natural person, shall cause such transferee's spouse, if any, to (x) become a party hereto or (y) consent in writing to this Agreement and acknowledge in writing that such spouse has no community property interest in such securities), and any certificates representing such shares of Common Stock or the shares of Common Stock issuable upon the conversion of such convertible securities or the exercise of such options, shall be endorsed with the legend provided for in Section 5.1.

         6. Representations and Warranties.
            -------------------------------

            6.1 Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company and Investor that:

                6.1.1 No Conflicts. The execution, delivery and performance of this Agreement by such Stockholder will not result in the violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Stockholder's Charter or Bylaws; (ii) any provision of any judgment, decree or order to which the Stockholder is a party or by which it is bound, (iii) any material contract, obligation or commitment to which such Stockholder is a party or by which it is bound; or (iv) to the Stockholder's knowledge, any statute, rule or governmental regulation applicable to the Stockholder.

                6.1.2 Enforceability. Assuming the execution and delivery by the Company and the Investor, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject as to enforcement (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                6.1.3 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state or local governmental authority in the United States or any other person or entity (which has not been obtained) on the part of such Stockholder is required in connection with such Stockholder's valid execution and delivery of this Agreement other than those which have been or will be obtained prior to such execution and delivery and those required under federal and state securities laws.

            6.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder and Investor that:


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                6.2.1 No Conflicts With Other Instruments. The execution,
delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's Charter or Bylaws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company is a party or which it is bound; or (iv) to the Company's knowledge, any statute, rule or governmental regulation applicable to the Company.

                6.2.2 Enforceability. Assuming due execution and delivery by the Stockholder and Investor, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding an equity or a law.

                6.2.3 Authorization. All corporate action on the part of the Company, necessary for the authorization, execution, delivery and performance of all obligations under this Agreement has been taken.

                6.2.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state or local governmental authority in the United States, or any other person or entity (which has not been obtained) on the part of the Company as required in connection with the Company's valid execution and delivery of this Agreement other than those which have been or will be obtained prior to such execution and delivery and those required under federal and state securities laws.

                6.2.5 Ownership of Outstanding Securities. The Stockholder owns substantially all of the outstanding equity securities issued by the Company, including all securities (other than stock options granted to employees and non-employee directors of the Company and Series U Preferred Stock and Series T Preferred Stock) convertible into equity securities other than the Series V Preferred Stock.

            6.3 Representations and Warranties of Investor. Investor hereby represents and warrants to the Stockholders and the Company that:

                6.3.1 No Conflicts. The execution, delivery and performance of the Agreement by Investor will not result in the violation or be in conflict or constitute default under with or without the passage of time or the giving of notice, (i) any provision of the Investor's Limited Partnership Agreement, (ii) any provision of any judgment, decree or order to which Investor is a party or by which it is bound, (iii) any material contract,


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


obligation or commitment to which Investor is a party or by which it is bound, or (iv) to Investor's knowledge, any statute, rule or governmental regulation applicable to the Investor.

                6.3.2 Enforceability. Assuming due execution and delivery by the Stockholder and the Company, this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                6.3.3 Authorization. All action on the part of the Investor, its general partner and its officers necessary for the authorization, execution, delivery and performance of all obligations under this Agreement have been taken.

                6.3.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority in the United States, or of any other person or entity (which has not been obtained) on the part of the Investor is required in connection with the Investor's valid execution and delivery of this Agreement.

         7. Miscellaneous.
            --------------

            7.1 Termination. The provisions of Sections 1, 2 and 3 of this Agreement shall terminate upon the earliest of (a) such time as AEW shall no longer be the owner of shares of Series V Preferred Stock (or shares of Common Stock received upon conversion of such shares) that represent at least 15% of the total outstanding Voting Securities of the Company, (b) September 9, 2006 and (c) the consummation of an underwritten public offering of the Company's Common Stock registered under the Act. The provisions of Sections 4 and 5 of this Agreement shall terminate at such time as AEW shall no longer be the owner of shares of Common Stock that represent at least 7% of the outstanding Voting Securities of the Company. Unless sooner terminated in accordance with the preceding sentence, this Agreement shall terminate immediately prior to the earliest of any one of the following events: (a) any transaction or the first in a series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Company's stockholders immediately after such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity; or (b) a sale of all or substantially all of the assets of the Company, unless the Company's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Company's sale) at least fifty percent (50%) of the voting power of the purchasing entity. For the purposes hereof, "Voting Securities" shall mean: (i) Common Stock and any other issued and outstanding securities of the Company generally entitled to vote for the election of directors of the Company and other matters for which the shareholders of the Common Stock


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


are entitled to vote; (ii) securities of the Company convertible into or exchangeable for such securities; and (iii) options, rights and warrants issued by the Company to acquire such securities.

            7.2 Notices. In order to be effective, any notice or other communication required or permitted hereunder shall, unless otherwise stated herein, be in writing and shall be transmitted by messenger, delivery service, mail, or telecopy to the Company and Parent at their principal executive offices and if to the Investor:

                           Aldrich, Eastman & Waltch, L.P.
                           225 Franklin Street
                           Boston, Massachusetts 02110
                           Telecopier: (617) 261-955
                           Attention:  Thomas H. Nolan, Jr.

                           with copies to:

                           Heller Ehrman White & McAuliffe
                           333 Bush Street
                           San Francisco, California 94104
                           Telecopier:  (415) 772-6268
                           Attention:  Brian Smith

or at such other address as a party shall designate in a written notice to the other parties hereto given in accordance with this Section. All notices and other communications shall be effective (i) if sent by messenger or delivery service, when delivered, (ii) if sent by mail, two days after having been sent by certified mail, with return receipt requested or (iii) if sent by telecopier, when sent. In order to be effective, any notice transmitted to an address outside the United States of America by any means other than telecopier shall at the time of transmittal be duplicated by counterpart telecopier notice.

            7.3 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

            7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the Company, Investor or any Stockholder may assign or transfer their respective rights hereunder or any interest herein or delegate their duties hereunder without the prior written consent of the other parties hereto.


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            7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts entered into and to be performed wholly within Maryland by Maryland residents.

            7.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

            7.7 Incorporation of Exhibits and Schedules by Reference. All Exhibits and Schedules to this Agreement are incorporated herein by this reference.

            7.8 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement between the Company, Investor and the Stockholders with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be modified or amended or any provision hereof may be waived only with the written consent of the Company, the Investor and the Stockholders holding a majority of each outstanding class of Common and Preferred Stock.

            7.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the executors, administrators, legal representatives, heirs, successors and assigns of the parties to this Agreement, unless expressly provided otherwise in this Agreement.

            7.10 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.


                          [TEXT CONTINUED ON NEXT PAGE]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, this Agreement to become effective as of the date first above written.


HEALTH SCIENCE PROPERTIES, INC.,
A Maryland Corporation



By:  /s/ Joel S. Marcus
--------------------------------
     Name:
     Title:



HEALTH SCIENCE PROPERTIES HOLDING CORPORATION, a Maryland Corporation



By:  /s/ Joel S. Marcus
--------------------------------
     Name:
     Title:


                       [SIGNATURES CONTINUED ON NEXT PAGE]

                             [SIGNATURES CONTINUED]



AEW PARTNERS II, L.P.,
a Delaware limited partnership


         By:  AEW II, L.P.,
              Its General Partner


              By:  PARTNERS II HOLDINGS, L.P.,
                   Its General Partner


                   By:  AEW II CORPORATION,
                        a Massachusetts corporation
                        Its General Partner


                        By:  /s/ Patrick J. Sullivan
                             -----------------------------
                             Patrick J. Sullivan
                             Its:  Vice President


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